As filed with the Securities and Exchange Commission on September 21, 2016

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported):  September 21, 2016

B&G Foods, Inc.

(Exact name of Registrant as specified in its charter)

Delaware	001-32316	13-3918742
(State or Other Jurisdiction	(Commission	(IRS Employer
of Incorporation)	File Number)	Identification No.)

Four Gatehall Drive, Parsippany, New Jersey	07054
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code:  (973) 401-6500

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.  Entry into a Material Definitive Agreement.

On September 21, 2016, B&G Foods, Inc., B&G Foods North America, Inc., a wholly owned operating subsidiary of B&G Foods, Inc., Associated British Foods PLC and ACH Food Companies, Inc., a wholly owned operating subsidiary of Associated British Foods PLC, entered into an asset purchase agreement, pursuant to which B&G Foods North America has agreed to acquire the spices and seasonings business of ACH Food Companies for a purchase price of $365.0 million in cash, subject to a post-closing adjustment based upon inventory at closing.  The spices and seasonings business includes the Spice Islands, Tone’s and Durkee brands.  The business also includes Weber brand sauces and seasonings, which are sold under license.  As part of the acquisition, B&G Foods is also acquiring a manufacturing facility in Ankeny, Iowa.

The asset purchase agreement contains customary representations, warranties, covenants and indemnification provisions, including an agreement for ACH Food Companies to provide certain transition services associated with the acquired business for up to approximately ten months following closing. B&G Foods is guarantying the obligations of B&G Foods North America and Associated British Foods is guarantying the obligations of ACH Food Companies under the agreement.  Subject to regulatory approval and the satisfaction of customary closing conditions set forth in the asset purchase agreement, B&G Foods expects the acquisition to close during the fourth quarter of 2016.

None of B&G Foods, B&G Foods North America or any of their affiliates, or any director or officer of B&G Foods or B&G Foods North America, or any associate of any such director or officer, has any material relationship with ACH Food Companies or Associated British Foods.  The terms of the asset purchase agreement, including the purchase price, were determined by arm’s length negotiations between B&G Foods and ACH Food Companies.

B&G Foods expects to fund the acquisition and related fees and expenses with cash on hand, including the net proceeds of its August 2016 public offering of common stock, and additional revolving loans under its existing credit facility.

The asset purchase agreement has been filed as Exhibit 2.1 to this report to provide investors and securities holders with information regarding its terms.  It is not intended to provide any other factual information about the parties to the asset purchase agreement or the business to be acquired.  The asset purchase agreement contains representations and warranties that the parties to the asset purchase agreement made solely for the benefit of each other.  The assertions embodied in such representations and warranties are qualified by information contained in confidential disclosure schedules that the parties exchanged in connection with signing the asset purchase agreement.  In addition, these representations and warranties (i) may be intended not as statements of fact, but rather as a way of allocating risk to one of the parties if those statements prove to be inaccurate, (ii) may apply materiality standards different from what may be viewed as material to investors and securities holders, and (iii) were made only as of the date of the asset purchase agreement or as of such other date or dates as may be specified in the asset purchase agreement.  Moreover, information concerning the subject matter of such representations and warranties may change after the date of the asset purchase agreement, which subsequent information may or may not be fully reflected in B&G Foods’ public disclosures.  Investors and securities holders are urged not to rely on such representations and warranties as characterizations of the actual state of facts or circumstances at this time or any other time.

Item 7.01.  Regulation FD Disclosure.

On September 21, 2016, B&G Foods issued a press release announcing the execution and delivery of the asset purchase agreement described above.  The information contained in the press release, which is attached to this report as Exhibit 99.1, is incorporated by reference herein and is furnished pursuant to Item 7.01, “Regulation FD Disclosure.”

Item 9.01.  Financial Statements and Exhibits.

(d)                                 Exhibits.

2.1

Asset Purchase Agreement, dated as of September 21, 2016, among ACH Food Companies, Inc., B&G Foods North America, Inc., B&G Foods, Inc. and Associated British Foods PLC. In accordance with the instructions to Item 601(b)(2) of Regulation S-K, the schedules and exhibits to the Asset Purchase Agreement are not filed herewith. The Asset Purchase Agreement identifies such schedules and exhibits, including the general nature of their content. B&G Foods undertakes to provide such schedules and exhibits to the SEC upon request.

99.1	Press Release dated September 21, 2016, furnished pursuant to Item 7.01

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

B&G FOODS, INC.

Dated: September 21, 2016	By:	/s/ Scott E. Lerner
Scott E. Lerner Executive Vice President, General Counsel and Secretary